Exhibit 10.2

OUTDOOR CHANNEL HOLDINGS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                                        (“Executive”) and Outdoor Channel Holdings, Inc. (the “Company”), effective as of                                        (the “Effective Date”).

RECITALS

1.                                       It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2.                                       The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.                                       The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.                                       Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Term of Agreement.  This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.                                       Severance Benefits.

(a)                                  Involuntary Termination Following a Change of Control.  If within twelve (12) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without “Cause” (as defined herein), and Executive signs and does not revoke the release of claims required by Section 4, Executive will receive the following severance benefits from the Company:

(i)                         Severance Payment.  Executive will receive continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months from the date of such termination (the “Severance Period”) at a rate equal to Executive’s base salary rate (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).

(ii)                      Bonus Payment.  Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to the sum of (A) an amount equal to the Executive’s annual incentive at the target level applicable during the year of Executive’s termination, and (B) an additional amount equal to the current year’s annual incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive level by a fraction with a numerator equal to  the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365.

(iii)                   Equity Awards.  All of the Executive’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) will vest in accordance with and otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv)                  Benefits.  The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended; and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) the Severance Period, or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.  Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

(b)                                 Timing of Severance Payments.  The Company will pay the severance payments to which Executive is entitled as salary continuation on the same basis and timing as in effect for other payroll payments immediately prior to the Change of Control.  The Company will pay the severance payments to which Executive is entitled as bonus payments in a lump sum as soon as practicable following the date of termination.  If Executive should die before all of the salary continuation severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c)                                  Voluntary Resignation; Termination For Cause.  If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.

(d)                                 Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.

(e)                                  Termination Apart from Change of Control.  In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.

(f)                                    Exclusive Remedy.  In the event of a termination of Executive’s employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 3, except as may be provided in any Equity Award agreement.

4.                                       Conditions to Receipt of Severance.

(a)                                  Release of Claims Agreement.  The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date.  No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.

(b)                                 Non-solicitation.  The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive agreeing that during the Severance Period, Executive will not solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company.

(c)                                  Non-disparagement.  During the Severance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company.  During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive.  Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(d)                                 Other Requirements.  Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement and the provisions of this Section 4.

(e)                                  No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

5.                                       Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)                                  delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                       Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                  Cause.  For purposes of this Agreement, “Cause” will mean:

(i)                         Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii)                      Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii)                   Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)                  A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v)                     Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi)                  Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii)               Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii)            Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if

Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 6(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective.  Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause.  If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(b)                                 Change of Control.  For purposes of this Agreement, “Change of Control” will have the same meaning as “Change in Control” is defined in the Company’s 2004 Long-Term Incentive Plan, as amended.

(c)                                  Disability.  For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Company’s 2004 Long-Term Incentive Plan, as amended.  Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the Employment Term, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(d)                                 Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i)                         A significant reduction of Executive’s responsibilities, relative to Executive’s responsibilities in effect immediately prior to such reduction; including a reduction in responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the chief executive officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiror which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or a change in the Executive’s reporting position such that Executive no longer reports directly to the chief executive officer of a publicly-traded company (unless Executive is reporting to the chief executive officer of the parent corporation in a group of controlled corporations, none of which is a publicly-traded company);

(ii)                      A material reduction in the kind or level of welfare and/or retirement benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 10%;

(iii)                   A reduction in Executive’s base salary or target annual incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%;

(iv)                  The relocation of Executive to a facility or location more than fifty (50) miles from his primary place of employment;

(v)                     Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or

(vi)                  The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquiror and an agreement that Executive will retain the substantially similar responsibilities in the acquiror or the merged or surviving company as he had prior to the transaction.

The notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement.

7.                                       Successors.

(a)                                  The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                       Notice.

(a)                                  General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.                                       Arbitration.  The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration.  In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties.  If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in San Diego, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph.  Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure.  The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

10.                                 Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of interest and additional tax, Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is 6 months after the date of such separation from service (or, if earlier, the date of death of the Executive).  Such severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination.  All subsequent payments, if any, will be payable as provided in this Agreement.  The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code.  Accordingly, the parties agree that during the period ending on December 31, 2007 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code; provided, however, that nothing contained in this Section 10 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 10.

11.                                 Miscellaneous Provisions.

(a)                                  Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d)                                 Integration.  This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e)                                  Severability.  In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.  The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f)                                    Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	OUTDOOR CHANNEL HOLDINGS, INC.

By:

Title:

EXECUTIVE

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

1.               In consideration for the payment of the severance described in the Change of Control Severance Agreement by and between                           (the “Executive”) and Outdoor Channel Holdings, Inc. (the “Company”), dated as of                          , 20    (the “Severance Agreement”), the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the California Fair Employment and Housing Act (collectively “Executive/Releaser Actions”).

2.               The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Severance Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Severance Agreement shall be null and void and of no further force or effect.

3.               Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights to indemnification (whether arising under applicable law, the Company’s certificate of incorporation or bylaws, indemnification agreement, board resolution or otherwise)  and directors and officers liability insurance coverage to which he was entitled immediately prior to       with regard to his service as an officer or director of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights as a stockholder of the Company, or (iv) the Executive’s rights pursuant to the Stock Option Agreement[s] by and between the Executive and the Company, dated [DATE].

4.               This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

5.               In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

6.               This Release shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

7.               The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Diego, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

8.               This Release inures to the benefit of the Company and its successors and assigns.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OUTDOOR CHANNEL HOLDINGS, INC.

Dated:	By
[NAME]
[TITLE]

[NAME], an individual

Dated:
Employee